                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                         CLEAN DIESEL TECHNOLOGIES, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        CLEAN DIESEL TECHNOLOGIES, INC.
                        300 Atlantic Street, Suite 702
                               Stamford, CT 06901

                        -------------------------------
                   Notice of Annual Meeting of Stockholders
                           To be Held June 17, 1998
                       -------------------------------

  To the Stockholders of Clean Diesel Technologies, Inc.:

    The Annual Meeting (the "Meeting") of Stockholders of Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), will be held Wednesday, June 17, 1998, at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut, 06901, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the following Proxy Statement. A proxy card for your use in voting on these matters is also enclosed.

    1. To elect six (6) directors;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors for the year 1998;

    3. To increase the authorized capital of the Company from Five Million One Hundred Thousand (5,100,000) shares, par value $0.05, to Fifteen Million One Hundred Thousand (15,100,000) shares, par value $0.05, of which Fifteen Million (15,000,000) shall be designated Common Stock and One Hundred Thousand (100,000) as preferred stock.

    4. To transact any other business that may properly come before the meeting or any adjournment thereof.

    Only common stockholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of the total number of votes which may be cast shall constitute a quorum for the transaction of business at the Meeting.

    The Company's Annual Report for 1997 is enclosed with this Notice of Meeting and Proxy Statement.


                                          By Order of the Board of Directors
                                          Charles W. Grinnell
                                          Secretary


  Stamford, Connecticut
  May 15, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON IT IS REQUESTED THAT YOU PROMPTLY FILL OUT, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                         CLEAN DIESEL TECHNOLOGIES, INC.
                         300 Atlantic Street, Suite 702
                               Stamford, CT 06901

                              ---------------------
                                 Proxy Statement
                              ---------------------

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Holiday Inn Select Stamford, 700 Main Street, Stamford, Connecticut 06901, on Wednesday, June 17, 1998, at 10:00 a.m. local time, and at any adjournments thereof.

     The record date with respect to this solicitation is April 24, 1998. All holders of Company common stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 2,516,666 shares of common stock outstanding. Each share is entitled to one vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. Abstentions and broker non-votes are counted as present in determining whether a quorum is present, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Members of the Board and Executive Officers of the Company may solicit stockholders' proxies by mail, telephone or facsimile. The Company shall bear the cost of proxy solicitation, if any.

     The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of operations of the Company for 1997 (the "Financial Statements"), and this Proxy Statement were distributed together commencing on May 15, 1998.


                             ELECTION OF DIRECTORS

     The Board proposes the election of six directors. The term of office of each director is until the 1999 Annual Meeting or until a successor shall have been duly elected. Ralph E. Bailey, Douglas G. Bailey, John A. de Havilland, Jeremy D. Peter-Hoblyn, Charles W. Grinnell and James M. Valentine, who are each incumbent directors, are the nominees for election as directors of the Company. Each of the nominees has consented to act as a director, if elected. Should one or more of these nominees become unavailable to accept nomination or election as a director, votes will be cast for a substitute nominee, if any, designated by the Board. If no substitute nominee is designated prior to the election, the individuals named as proxies on the enclosed proxy card will exercise their judgment in voting the shares that they represent, unless the Board reduces the number of directors.

     The affirmative vote of a plurality of the shares voting is required for the election of directors. The Company recommends a vote FOR each of the nominees.

     The following table sets forth certain information with respect to each person nominated and recommended to be elected to the Board of Directors of the Company.



Name                                 Age     Director Since
----                                 ---     --------------
Ralph E. Bailey .................    74          1996
Douglas G. Bailey ...............    48          1998
John A. de Havilland ............    60          1994
Charles W. Grinnell .............    61          1994
Jeremy D. Peter-Hoblyn ..........    58          1994
James M. Valentine ..............    44          1994

     Directors and Executive Officers of the Company

     Ralph E. Bailey has been Chairman of the Board and a director of the Company since July 1996. He has been a director and Chairman of American Bailey Corporation ("ABC"), a privately owned business acquisition and development company, since 1984. Mr. Bailey is the former Chairman and Chief Executive Officer of Conoco, Inc. and a former Vice Chairman of E.I. du Pont de Nemours & Co. Mr. Bailey is also a director of Rowan Companies, Inc. and is a director of Fuel-Tech N.V.


     Douglas G. Bailey has been a director of the Company since March 31, 1998. Mr. Bailey, who is the son of Ralph E. Bailey, has been the President and Chief Executive Officer of ABC since 1984. Mr. Bailey is Chairman and Chief Executive officer of Golden Casting Corporation and a director of DieselCast France S.A., both affiliates of ABC. Mr. Bailey is a director of Fuel-Tech N.V.


     John A. de Havilland has been a director of the Company since its inception. Mr. de Havilland was a director of J. Henry Schroder Wagg & Co. Ltd. from 1971 until his retirement in 1990.


     Charles W. Grinnell has been Vice President, General Counsel and Corporate Secretary of the Company since its inception and has held the same positions with Fuel-Tech N.V. since 1987. Mr. Grinnell has been a partner in the Stamford, Connecticut law firm of Huth & Grinnell, LLC since 1992.


     Jeremy D. Peter-Hoblyn has been the President and Chief Executive Officer of the Company since its inception. He also has been a director of Fuel-Tech N.V. since 1984 and was Chief Executive Officer of that company from 1993 to February 1996.


     Scott M. Schecter, 41, has served as Vice President, Chief Financial Officer and Treasurer of the Company and of Fuel-Tech N.V. since January 1994. From June 1990 through January 1994, Mr. Schecter was Senior Vice President and Chief Financial Officer of American Vision Centers, Inc. From May 1986 through June 1990, Mr. Schecter served as a corporate development officer of W.R. Grace and Company.


     James M. Valentine has been Executive Vice President and Chief Operating Officer of the Company since its inception. From the period 1990 through 1993, Mr. Valentine was the head of his own energy and environmental consulting firm. Mr. Valentine has been a director of Fuel-Tech N.V. since 1993.


     Please see the text below under the captions "Certain Relationships and Related Transactions -- Relationship with Fuel Tech; Conflicts of Interest" for information concerning the election of Messrs. Ralph and Douglas Bailey to the Board of Fuel-Tech N.V., a 27.4 % owner of common shares of the Company.


     Mr. Eric N. Balles, formerly Vice President-Technology, resigned effective September 30, 1997. Mr. Kent D.S. Durr, formerly Chairman and a director of the Company, resigned effective December 31, 1997. There are no family relationships between any of the directors or executive officers except as stated above.


     During the year ended December 31, 1997 there were six meetings of the Board of Directors of the Company. Each director of the Company attended at least 75% of such meetings during the period of his directorship.


     The Board appointed an audit committee effective February 23, 1998 comprised of Messrs. Ralph E. Bailey and de Havilland. There are no other committees of the Board of Directors. Compensation matters are determined by the full membership of the Board.


     Under the Certificate of Incorporation of the Company indemnification is afforded the Company's directors and executive officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware. Such indemnification also includes payment of any costs which an indemnitee incurs because of claims against the indemnitee. The Company is, however, not obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee's actions were in the best interests of the Company, or, in the case of a settlement of a claim, such determination is made by the Board of Directors of the Company.


     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The annual premium for this policy is $69,500. No sums have been paid for such indemnification to any past or present director or officer by the Company or under any insurance policy.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, Certified Public Accountants ("Ernst & Young"), to be the Company's auditors for the year 1998 and submits that appointment to stockholders for approval. Ernst & Young served in that capacity for the years 1996 and 1997 and is knowledgeable about the Company's operations and accounting practices and is well-qualified to act in the capacity of independent accountants. A representative of Ernst & Young will be present at the Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. In making the appointment, the Board reviews Ernst & Young's performance in prior years along with its reputation for integrity and overall competence in accounting and auditing. The scope, timing, and fees applicable to the audit of the Company's consolidated financial statements, as well as non-audit services, are also reviewed and approved annually by the Board.

     If the proposal is not approved, it is contemplated that the appointment for 1998 will be permitted to stand, unless the Board finds other compelling reasons for making a change. In view of the difficulty and expense involved in changing independent accountants on short notice, disapproval of the proposal will be considered as advice to the Board to select other independent accountants for the following year.

     The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Company recommends a vote FOR this proposal.



                       INCREASE IN COMPANY SHARE CAPITAL

     The Company's authorized share capital as presently set out in its Certificate of Incorporation is five million shares of common stock and 100,000 shares of preferred stock, each of $0.05 par value. There are now issued and outstanding 2,516,666 common shares and there are reserved for issuance 515,417 common shares on exercise of warrants or employee stock options.(See Note 5 to the Financial Statements.) Additionally, the Company has reserved 833,333 common shares for conversion of 2,500 shares of the Company's Series A convertible preferred stock (the "Series A Stock"). The Series A Stock which is not now outstanding has been reserved for conversion of a Bridge Loan Facility (the "Bridge Loan")in the amount of $1.25 million furnished to the Company as of May 8, 1998. (See the more detailed description below under the captions "Certain Relationships and Related Transactions -- Loans"). Accordingly, the Company has now available for issuance only 1,134,584 common shares for all purposes.

     The Company estimates that the Bridge Loan Facility together with the Company's other resources will satisfy the Company's cash requirements until November 1998. The Company is seeking additional funds of from $3 to $5 million for its general corporate purposes thereafter. The Company believes it will require additional authorized common shares for any of the various types of financing which might be offered to it, whether for sales of common shares, conversion of other securities into common shares or for associated warrants. An additional 10 million shares is believed reasonable under the circumstances for such purposes. At the date of this proxy statement no such financing is proposed. While the Company believes that such additional financing will be obtained, there is no assurance that such financing will be obtained or, if obtained, it will be offered on favorable terms.

     The Company, therefore, believes that an increase of authorized capital from 5 million to 15 million common shares, par value $0.05, is in order and a resolution will be presented at the Meeting to amend the Certificate of Incorporation of the Company to that effect. No increase in the authorized amount of preferred stock is proposed.

     The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Company recommends a vote FOR this proposal.

                            EXECUTIVE COMPENSATION

     The table below sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to Mr. Jeremy D. Peter-Hoblyn, President and Chief Executive Officer, Mr. James M. Valentine, Executive Vice President and Chief Operating Officer and Eric N. Balles, Vice President-Technology, during the fiscal years ending December 31, 1997, 1996 and 1995, the only executive officers of the Company who earned total compensation in excess of $100,000 during fiscal year 1997 (the "Named Executive Officers"). Mr. Balles resigned from the Company effective September 30, 1997. Prior to August 1, 1996 for Mr. Valentine and December 1, 1996 for Mr. Peter-Hoblyn, the amounts of annual compensation shown below were paid by Fuel Tech and allocated to the Company and reimbursed by the Company to Fuel Tech.


Summary Compensation Table

                                                                     Long-Term
                                                                    -----------
                                                                       Shares
                                                                     Underlying
                                                  Annual              Options
                                         ------------------------     Granted
Name and Principal Position     Year      Salary(1)     Other(2)        (#)
-----------------------------   ------   -----------   ----------   -----------
Jeremy Peter-Hoblyn .........   1997       250,000       71,525        35,000
President and Chief             1996       229,667       64,996            --
Executive Officer               1995       162,500       35,500        17,200

James M. Valentine ..........   1997       220,000       29,523        35,000
Executive Vice President        1996       209,833       26,727            --
and Chief Operating Officer     1995       165,000       24,923        10,000

Eric N. Balles ..............   1997       120,000       12,625            --
Vice President-Technology       1996        56,910        4,776        25,000

------------
(1) Effective February 16, 1997 Mr. Peter-Hoblyn voluntarily reduced his base salary to $187,500 pending improvement in the Company's financial position.

(2) The amounts designated "other" in 1997, 1996 and 1995 include, respectively, for Mr. Peter-Hoblyn, pension contributions to a purchased annuity of $45,200, $45,833 and $32,500; for Mr. Valentine, 401 (k) plan contributions of $9,550, $8,793 and $7,313 and medical insurance premiums of $13,068, $11,671 and $9,441; and for Mr. Balles medical insurance premiums of $9,475 and $3,376.


Directors' Compensation

     The Company provides an annual retainer of $15,000 and a meeting fee of $2,000 per Board meeting and $1,000 per diem for services not involving board meetings plus associated expenses for directors who are not employees of the Company, except Mr. Ralph E. Bailey who is paid an annual retainer of $15,000 and is reimbursed for his expenses of attending meetings and for office expenses as Chairman of the Company. Mr. Ralph E. Bailey, commencing October 1997, has deferred his annual retainer and expense payments pending improvement in the Company's financial position. Where a non-employee director is employed or otherwise compensated by an affiliated Company, such as Fuel-Tech N.V., the retainer and meeting fees are paid to the affiliated company, unless waived. Fuel Tech was paid those retainers and fees for 1997 in the amount of $56,850. Directors who are employees of the Company receive no compensation for their service as directors.


Compensation Committee Interlocks and Insider Participation

     The Board of Directors of the Company did not have a Compensation Committee during 1997. Accordingly, during 1997 each of the directors and executive officers of the Company participated in deliberations and decisions concerning his compensation.

                    OPTIONS GRANTED TO DATE UNDER THE PLAN


     The following table sets forth information concerning stock options granted from the inception of the Plan to date to those persons who are now (i) the Named Executive Officers, (ii) all executive officers as a group, (iii) each nominee for director, (iv) all non-executive employees as a group and (v) all employees, including executive officers as a group. On April 15, 1998 the closing price of the Company's Common Stock was $1 7/8 per share. All stock options become exercisable upon a change of control as defined in the Plan.



                                                                 Number of        Exercise              Expiration
                             Name                                  Shares          Prices              Dates/Vesting
                             ----                                  ------          ------              -------------
Ralph E. Bailey .............................................      25,000            $4.50              2006(1)
                                                                    5,000            $4.625             2007(4)

Eric N. Balles ..............................................      25,000            $4.50              2006(5)

John A. de Havilland ........................................       7,500            $6.82              2005(2)
                                                                    5,000            $4.625             2007(4)

Charles W. Grinnell .........................................       6,250            $2.50              2002(1)
                                                                    5,750            $6.82              2005(2)
                                                                   10,000            $4.625             2007(4)

Jeremy D. Peter-Hoblyn ......................................      25,000            $0.20              2001(3)
                                                                   25,000            $2.00              2001(2)
                                                                   17,200            $6.82              2005(2)
                                                                   10,000            $4.625             2007(5)
                                                                   25,000            $4.625             2007(4)

James M. Valentine ..........................................      25,000            $0.20              2001(2)
                                                                   25,000            $2.00              2001(2)
                                                                   10,000            $6.82              2005(2)
                                                                   10,000            $4.625             2007(4)
                                                                   25,000            $4.625             2007(4)

Executive officers as a group (four in number) ..............     260,700      $0.20-$6.82         2001-2007(1)-(4)

All employees, including executive officers, as a group
 (nine in number) ...........................................     288,200      $0.20-$6.82         2001-2007(1)-(4)

Non executive employees as a group (four in number) .........      27,500      $4.19-$6.50         2002-2007(1)(4)

------------
(1) These options become first exercisable in three equal installments on the first through the third anniversaries of grant.

(2) These options are now vested and exercisable.

(3) 16,666 of these options were exercised in 1997 and the remaining 8,334 shares are now exercisable.

(4) These options become first exercisable in three equal installments on the grant and on the first and second anniversaries of grant.

(5) 8,333 of these options are vested and exercisable, the balance having been cancelled.

                     OPTION GRANTS IN THE LAST FISCAL YEAR



                                                                                                     Potential Realizable
                                                                                                       Value of Assumed
                                    Number of      % of Total                                       Annual Rates of Stock
                                      Shares         Options                                        Price Appreciation for
                                    Underlying     Granted to     Exercise or                             Option Term
                                     Options      Employees in     Base Price                      ------------------------
Name                               Granted (#)        1997           ($/Sh)      Expiration Date        5%          10%
----                               -----------        ----           ------      ---------------        --          ---

Jeremy D. Peter-Hoblyn .........      35,000          44%        $ 4.625            12/6/07         $102,000     $258,000
Eric N. Balles .................          --          --             --                --              --           --
James M. Valentine .............      35,000          44%        $ 4.625            12/6/07         $102,000     $258,000

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES



                                                               Number of        Number of
                                                               Securities       Securities        Value of         Value of
                                                               Underlying       Underlying       Unexercised      Unexercised
                                                              Unexercised      Unexercised      in-the-Money     in-the-Money
                                     Shares                    Options at       Options at       Options at       Options at
                                    Acquired                     Fiscal           Fiscal           Fiscal           Fiscal
                                       on          Value       Year End/        Year-End/         Year-End/        Year-End/
Name                                Exercise     Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
----                                --------     --------     -----------     -------------      -----------     -------------

Jeremy D. Peter-Hoblyn .........    16,666       $50,832        62,200           23,334            $29,601            $0
James M. Valentine .............       0            $0          71,666           23,334            $66,900            $0
Eric N. Balles .................       0            $0           8,333             0                  $0              $0

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of common stock as of March 31, 1998 by (i) each person known to the Company to own beneficially more than five percent of the outstanding common stock; (ii) each director of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group.



       Name and Address of Beneficial Owner (1)                           No. of Shares     Percentage
       ----------------------------------------                           -------------     ----------
       Fuel-Tech N.V. ................................................       689,147          27.4
       Ralph E. Bailey (2) ...........................................        26,666           1.1
       Douglas G. Bailey (2) .........................................            --           --
       Eric N. Balles (2) ............................................         8,333            *
       John A. de Havilland(2) .......................................        10,833            *
       Charles W. Grinnell (2) .......................................        26,508           1.1
       Jeremy D. Peter-Hoblyn(2) .....................................       119,418           4.8
       James M. Valentine(2) .........................................        89,271           3.6
       All Directors and Officers as a Group (eight persons)(2) ......       320,325          14.1


------------
* Less than one percent (1.0%)

(1) The address of Fuel-Tech N.V. is Castorweg 22-24, Curacao, Netherlands Antilles and the address of each other beneficial owner is c/o Clean Diesel Technologies, Inc., Suite 702, 300 Atlantic Street, Stamford, Connecticut 06901.

(2) Includes shares subject to options exercisable presently and within 60 days for Mr. Ralph E. Bailey, 11,666 shares; Mr. Balles, 8,333 shares; Mr. de Havilland, 10,833 shares; Mr. Grinnell, 18,666 shares; Mr. Peter-Hoblyn, 73,866 shares; Mr. Valentine, 83,332 shares; and for all directors and officers as a group, 244,862 shares.

          REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


Compensation Policies

     Compensation for executives is based on the philosophy that compensation must (a) be competitive with other businesses to attract, motivate and retain the talent needed to lead and grow the Company's business, (b) be linked to the Company's position as a development stage company requiring strong entrepreneurial skills to achieve its long and short term goals, and (c) encourage executive officers to build their holdings of the Company's stock to align their goals with those of the stockholders.


Compensation of Executive Officers -- 1997

     The key components of the Company's executive compensation program during the last fiscal year were base salary and non qualified stock option awards under the 1994 Plan. The cash based portion of compensation is fixed by the Board in its discretion based upon historical levels, performance, ranking within the officer group, amounts being paid by comparable companies, and the Company's financial position. Stock options are designed to provide additional incentives to executive officers to maximize stockholder value. Through the use of vesting periods the option program encourages executives to remain in the employ of the Company. In addition, because the exercise prices of such options are set at the fair market value of the stock on the date of grant of the option, executives can only benefit from such options, if the trading price of the Company's shares increases, thus aligning their financial interests with those of the stockholders. Finally, stock options minimize the Company's cash compensation requirements.


Compensation of Chief Executive Officer -- 1997

     The compensation of the Chief Executive Officer, Mr. Peter-Hoblyn, is made up of base salary, stock options and a company-paid annuity. (See the Summary Compensation Table above.) Mr. Peter-Hoblyn's base salary was not increased in 1997. The portion of that base salary allocable to the Company, however, increased in 1997 from $229,667 to $250,000 solely because 100% of that base salary became allocable to the Company in mid-year 1996 and thereafter no portion was allocable to Fuel Tech. This amount of base salary was fixed in 1996 in the overall business judgement of the Board as to the proper competitive level of salary paid by comparable companies. Also, Mr. Peter-Hoblyn was awarded 35,000 non-qualified stock options under the Plan in 1997 in accordance with the Company's philosophy of providing incentives to management aligned with the interests of the stockholders.

     Effective February 16, 1998 Mr. Peter-Hoblyn voluntarily reduced his base salary to $187,500 pending improvement in the Company's financial position.

    This report has been provided by the following members of the Board of Directors of the Company:

                    Ralph E. Bailey          Jeremy D. Peter-Hoblyn
                    John A. de Havilland     James M. Valentine
                    Charles W. Grinnell

     This compensation report and the following performance graph shall not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such report.

                               PERFORMANCE GRAPH

     The following line graph compares (i) the Company's cumulative total return to stockholders per share of Common Stock from January 1, 1996 through the end of 1997 to that of (ii) the Russell 2000 index and (iii) the Standard and Poor's Specialty Chemicals Index and (iv) an index developed by the Company of a peer group of enviornmental/specialty chemicals companies including Catalytica, Inc., Energy Biosystems Corporation and Fuel-Tech N.V. The Company's shares first commenced trading on December 26, 1995. Information for the few trading days in 1995 is not reflected in the graph as it is not material.





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            12/28/95                    12/31/96                        12/31/97


          @ = Russell 2000                 # = S&P Specialty Chemicals Index
% = Environmental/Specialty Chemical Technology        & = CDT

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Management and Services Agreement


     Effective July 1995 and amended June 1996, the Company and Fuel Tech have entered into a Management and Services Agreement (the "Services Agreement") under which Fuel Tech's corporate staff provides certain administrative services, including legal advice and services, risk management, tax advice and certain technical and other services to the Company. The Company is assessed fees equal to, depending on the type of service, 3% or 10% of the Company's fixed reimbursable costs for these services. The fee may be changed by mutual agreement of the Company and Fuel Tech. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. The Services Agreement may be canceled by either party on or before May 15 in any year.


Technology Assignments


     The Company's technology is comprised of patents, patent applications, trade or service marks, data and know-how. A substantial portion of this technology is held under assignments of technology from Fuel Tech and Fuel Tech affiliates. The assignments provide for running royalties payable to Fuel Tech commencing in 1998 of 2.5% of gross revenues derived from platinum fuel catalysts. The Company may at any time terminate the royalty obligation by payment to Fuel Tech in any year from 1998 through 2008 of amounts, depending on the year, declining from $12 million to $1.1 million.


Term Loan


     Under an unsecured promissory note of November 5, 1997, the Company borrowed $494,620 from Fuel Tech repayable at 8% interest in installments of $100,000 on July 1 in each of 1998 through 2000 and $194,620 on July 1, 2001.


Short Term Loan


     Also, by a note and security agreement the Company obtained a short-term loan facility of up to $500,000 at 10% interest due June 17, 1998. Borrowings under this instrument are secured by a security interest on all of the Company's intellectual property.


Bridge Loan


     Fuel Tech and a group of London based investors (the "Bridge Loan Lenders") have executed a letter of intent with the Company to provide the Company with a Bridge Loan Facility (the "Bridge Loan") of $1.25 million at 10% interest due April 15, 2001, secured by all of the intellectual property of the Company. The $500,000 Fuel Tech note and security agreement referred to above will be canceled and Fuel Tech's $500,000 portion of the Bridge Loan will substitute for that instrument. The Bridge Loan will, as a debt instrument and through its security interest, be preferred in liquidation over all other securities of the Company, debt or equity. No class of debt senior to the Bridge Loan may be issued absent the prior consent of a majority in interest of the Bridge Loan Lenders.


     The Bridge Loan Facility may be converted into up to 2,500 shares of Series A Convertible Preferred Stock (the "Series A Stock") of the Company at any time at the option of the several Bridge Loan Lenders but is required to be converted on (1) the conclusion of a public or private financing contributing at least $1.75 million of net proceeds to the Company, or (2) voluntary conversion of at least 60% of the Bridge Loan.


     John A. de Havilland, a director of the Company and of Fuel-Tech N.V., is also a director of The Shimpling Trust Limited which is a Bridge Loan Lender in the amount of $250,000.

Terms of Series A Convertible Preferred Stock


     On March 31, 1998 the Board of Directors pursuant to its authority under the Certificate of Incorporation of the Company authorized 10,000 shares of Series A Stock which is valued at $500 per share, will pay accruable dividends of 9% (11% if paid in kind at the Company's option) and will be convertible at the conversion price of $1.50 per share (a rate of 333.33 common shares for each share of Series A Stock). This conversion ratio will have a weighted average price adjustment for anti-dilution protection which shall be waived as to shares of Series A Stock if the Holder thereof does not purchase at least its pro-rata portion, on a fully diluted basis, of a Company offer of another series of preferred stock. Mandatory conversion will occur of all Series A Stock and accrued and unpaid dividends thereon in the event of an underwritten public offering providing the Company with at least $10 million in gross proceeds at a price per share of at least 20% of the conversion price. The Series A Stock may be converted at the option of the Company, if Company common shares trade at a minimum price of $4.50 per day for 20 consecutive trading days, which conversion may be delayed at the option of 60% of the holders of Series A Stock pro rata quarterly over the following 18 months. The Series A Stock will be senior to all other classes of Company stock and will have a liquidation preference equal to its issue price per share. Holders of Series A Stock shall have the pro rata right based on their fully diluted percentage of equity ownership to purchase shares of subsequent equity issues of the Company and such shares not purchased by such Holders shall be reallocated for purchase among the other Holders of Series A Stock. The Company may redeem Series A Stock in four equal quarterly installments at any time after four years from issue. Holders of Series A Stock may vote pari passu with the common on an as converted basis and will vote as a class for the election of two directors. In addition, the following actions by the Company will require approval of holders of 60% of the Series A Stock, voting as a class: (1) the creation of security senior to or ranking pari passu with the Series A Stock, (2) payment of dividends on common shares, (3) repurchase of common shares except on termination of employment, (4) a transaction involving change in control of the Company (5) an increase in the number of authorized Series A Stock, (6) any change materially adverse to the rights, preferences and privileges of the Series A Stock, and (7) any change in the size of the Board of Directors of the Company.



Registration Rights


     The Company has agreed as of November 15, 1997 under certain circumstances to provide registration rights to Fuel-Tech N.V. for one demand and unlimited incidental registrations at Company cost for the sale of Company common shares held by Fuel-Tech N.V., if such registration should be legally required for Fuel Tech to sell such shares.


     The terms of the Bridge Loan Facility provide that on conversion of the Notes to Series A Stock, the holders of Series A Stock may have three demand (each of at least $1 million in value and not more often than one in any twelve months) and unlimited incidental registrations at Company cost for the common shares underlying the Series A Stock held by the Holders, if registration should be legally required for such Holders to sell such underlying common shares.



Relationship with Fuel Tech; Conflicts of Interest


     Directors and officers of Fuel Tech and its subsidiaries who are also directors and officers of the Company, and Fuel Tech as the Company's controlling stockholder, are in positions involving the possibility of conflicts of interest with respect to transactions involving the Company.


     The Company and Fuel Tech have entered into contractual arrangements governing certain transactions and relationships between them. These agreements were executed while the Company was a subsidiary or affiliate of Fuel Tech and were not the result of arm's-length negotiations. Accordingly, there is no assurance that the terms and conditions of these agreements are as favorable to the Company as might have been obtained from independent third parties.

     Seven of the Company's officers or directors are employees, directors or nominees to the Board of Fuel Tech. Three of these persons are also officers of Fuel Tech and Fuel Tech subsidiaries. Although these persons seek to devote such time to the affairs of the Company as the Company's needs require, they must balance the Company's need for their time with the needs of Fuel Tech and its subsidiaries.


     Ralph E. Bailey and Douglas G. Bailey, nominees for election as directors of the Company have been elected Managing Directors of Fuel-Tech N.V. which owns 27.4 percent of the issued and outstanding common shares of the Company. Pursuant to a Securities Purchase Agreement dated as of March 23, 1998 (the Purchase Agreement) certain affiliates and related parties of ABC (the "Investors") have purchased 4.75 million common shares of Fuel Tech and warrants to purchase an additional 3 million of such common shares. Under the terms of a related Shareholders Agreement the Investors, for a period of ten years and so long as they own not less than a certain specified minimum percentage of the issued and outstanding common shares of Fuel Tech, will be entitled from time to time to nominate two Managing Directors of Fuel-Tech N.V. who are representatives of the Investors and one independent director. Also, during such period the Investors will be entitled to nominate up to 50% of the directors of Fuel Tech, Inc., the operating subsidiary of Fuel Tech which owns substantially all of the operating assets of the Fuel Tech Group. The transactions contemplated by the foregoing are subject to certain conditions, including approval by the shareholders of Fuel-Tech N.V. common stock.


     The Company expects to resolve potential conflicts of interest with Fuel Tech on a case-by-case basis, taking into consideration relevant factors including its existing agreements with Fuel Tech, applicable stock exchange rules and prevailing corporate practices. Fuel Tech, however, may exercise its influence in its own best interests.


                                    GENERAL


     Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as Proxies on the enclosed Proxy Card will vote in their discretion the shares represented by the Proxy Card.


     Proposals of stockholders intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the 1999 Annual meeting of Stockholders of the Company must be received in writing at the above address of the Company on or before January 18, 1999.


                                        By Order of the Board of Directors


                                        Charles W. Grinnell
                                        Secretary

Stamford Connecticut
May 15, 1998




The Company will provide without charge to each person being solicited by this Proxy Statement, upon written request, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 1997, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. All such requests should be directed to the Secretary at the above address of the Company.

Statements in this Proxy Statement which are not historical facts, so-called "forward-looking statements" are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Stockholders are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in the Company's filings with the Securities Exchange Commission and also set out under the caption "Risk Factors" in the Annual Report accompanying this proxy statement.